Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jennifer Sniderman
717-534-7556	717-534-6275

HERSHEY ANNOUNCES FOURTH-QUARTER AND
FULL-YEAR 2016 RESULTS; PROVIDES 2017 OUTLOOK

•	Fourth-quarter and full-year net sales increased 3.2% and 0.7%, respectively, including the impact of acquisitions and foreign currency exchange rates

•	Unfavorable foreign currency exchange rates a 0.5 point and 0.7 point headwind in the fourth quarter and full year, respectively

•	Acquisitions a 0.9 point and 0.6 point benefit in the fourth quarter and full year, respectively

•	Fourth-quarter earnings per share-diluted of $0.55 as reported and $1.17 adjusted

•	Full-year 2016 earnings per share-diluted of $3.34 as reported and $4.41 adjusted

•	Outlook for 2017 provided:

•	Full-year net sales expected to increase 2% to 3% including a net benefit from acquisitions of about 0.5 points and unfavorable foreign currency exchange rates of about 0.25 points

•	Reported earnings per share-diluted expected to be in the $4.54 to $4.65 range

•	Adjusted earnings per share-diluted expected to increase 7% to 9% and be in the $4.72 to $4.81 range

HERSHEY, Pa., February 3, 2017 - The Hershey Company (NYSE: HSY) today announced sales and earnings for the fourth quarter ended December 31, 2016. Consolidated net sales were $1,970.2 million compared with $1,909.2 million for the fourth quarter of 2015. Reported net income for the fourth quarter of 2016 was $116.9 million or $0.55 per share-diluted, compared with $227.9 million or $1.04 per share-diluted for the comparable period of 2015.

“I’m pleased with our fourth-quarter results, particularly operating profit that was greater than our expectations, and marketplace performance, which sequentially improved throughout the year, resulting in an increase in our candy, mint and gum (CMG) market share,” said John P. Bilbrey, Chairman, President and Chief Executive Officer, The Hershey Company. “Additionally, the implementation of efficiency initiatives related to the review of our cost structure resulted in lower selling, marketing and administrative (SM&A)

expenses versus our forecast. These initiatives, which we will discuss more broadly at our investor update on March 1, 2017, enabled us to deliver additional operating income growth earlier than planned resulting in 2016 earnings per share-diluted ahead of our forecast. Our U.S. marketplace performance was in line with our expectations across all retail channels driven by seasonal results. Our brands responded positively to our Halloween and Holiday investments and we gained 0.3 market share points in each season. Cash flow generation, a hallmark of the company, remains strong as we generated operating cash flow of nearly $1 billion in 2016. Combined with our solid balance sheet this enabled us to return about $920 million to stockholders via dividends and share repurchases.”

As described in the Note below, for the fourth quarter of 2016, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items impacting comparability of $148.9 million, or $0.62 per share-diluted. For the fourth quarter of 2015, items impacting comparability totaled $15.5 million, or $0.04 per share-diluted. As described in the Note, adjusted net income, which excludes these items, was $249.7 million, or $1.17 per share-diluted, for the fourth quarter of 2016, compared with $237.0 million, or $1.08 per share-diluted, for the same period of 2015. Reported gross margin was 37.7% in the fourth quarter of 2016 versus 46.0% in the fourth quarter of 2015. Reported operating profit was $229.5 million in the fourth quarter of 2016 resulting in operating profit margin of 11.6%.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Derivative Mark-to-Market Losses (Gains)	$132.4	$(23.4)	$0.57	$(0.06)
Business Realignment Activities	3.0	19.5	0.01	0.06
Acquisition Integration Costs	2.8	8.3	0.01	0.01
Non-Service Related Pension Expense	6.5	11.1	0.02	0.03
Goodwill and Other Intangible Asset Impairment Charges	4.2	—	0.01	—
	$148.9	$15.5	$0.62	$0.04

For the full year ended December 31, 2016, consolidated net sales were $7,440.2 million compared with $7,386.6 million for the same period of 2015, an increase of 0.7%. Reported net income for 2016 was $720.0 million or $3.34 per share-diluted, compared with a $513.0 million or $2.32 per share-diluted for the comparable period of 2015. These results, prepared in accordance with GAAP, included items impacting comparability of $282.0 million and $460.7 million, or $1.07 and $1.80 per share-diluted, for 2016 and 2015, respectively. Adjusted net income, which excludes these items, was $948.5 million, or $4.41 per share-diluted, for the full year ended December 31, 2016, compared with $909.7 million, or $4.12 per share-diluted, for the same period of 2015, an increase of 7% in adjusted earnings per share-diluted. Reported operating profit was $1,205.8 million for the full year ended December 31, 2016 resulting in operating profit margin of 16.2% versus operating profit and operating profit margin of $1,037.8 million and 14%, respectively, for the full year ended December 31, 2015.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Twelve Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Derivative Mark-to-Market Losses	$163.2	$—	$0.66	$—
Business Realignment Activities	107.6	121.1	0.42	0.36
Acquisition Integration Costs	6.5	22.4	0.02	0.05
Non-Service Related Pension Expense	27.2	18.1	0.08	0.05
Settlement of Shanghai Golden Monkey (SGM) Liability	(26.7)	—	(0.12)	—
Goodwill and Other Intangible Asset Impairment Charges	4.2	280.8	0.01	1.28
Loss on Early Extinguishment of Debt	—	28.3	—	0.09
Gain on Sale of Trademark	—	(10.0)	—	(0.03)
	$282.0	$460.7	$1.07	$1.80

In 2017, the company expects reported earnings per share-diluted of $4.54 to $4.65, including items impacting comparability of approximately $0.16 to $0.18 per share-diluted. This projection, prepared in accordance with GAAP, assumes business realignment costs of $0.10 to $0.12 per share-diluted and non-service related pension expense (NSRPE) of about $0.06 per share-diluted.

Fourth-Quarter Performance
Consolidated net sales were $1,970.2 million in the fourth quarter of 2016, an increase of 3.2% versus the fourth quarter of 2015. Excluding the effect of foreign currency translation, a 0.5 point headwind, net sales increased 3.7% versus the year ago period. Volume was a 3.4 point contribution and in line with estimates. Net price realization was off 0.6 points, as anticipated, due to slightly higher levels of direct trade supporting increased in-store merchandising and display activity. The barkTHINS brand acquisition was a 0.9 point benefit in the fourth quarter of 2016.

Adjusted gross margin was 44.5% in the fourth quarter of 2016, compared to 45.0% in the fourth quarter of 2015. The 50 basis point decline was primarily driven by unfavorable supply chain costs and trade, partially offset by supply chain productivity and costs savings initiatives.

As expected, total advertising and related consumer marketing expense increased versus the fourth quarter of 2015. Selling, marketing and administrative (SM&A) expenses, excluding advertising and related consumer marketing and the barkTHINS brand acquisition, increased about 4.5% in the quarter. Higher employee-related costs and increased depreciation and amortization more than offset the aforementioned savings from the efficiency initiatives. As a result, consolidated adjusted operating profit of $378.4 million in the fourth quarter of 2016 declined 0.5% versus the fourth quarter of 2015.

The full year tax rate was about 90 basis points lower than our previous estimate due to the mix of fourth quarter international operating results and increased favorable tax credits and other incentives including research and development. For the full year ended December 31, 2016, the company repurchased $420 million of outstanding shares, resulting in diluted shares outstanding of 215.3 million at the end of 2016, compared to 220.7 million at the end of 2015.

Outlook
“In 2017, our North America business is focused on the continued rollout of Hershey’s Cookie Layer Crunch bars, barkTHINS chocolate distribution gains and other exciting new products such as Reese’s Crunchers candy and Krave meat bars and sticks,” said Michele Buck, Executive Vice President and Chief Operating Officer, The Hershey Company. “We anticipate these investments and related consumer marketing plans will accelerate our North America sales growth versus 2016 performance, which should enable us to outpace the broader food group in this challenging operating environment. International macroeconomic challenges persist, especially in China, and we expect a slow start to the year in that segment. Therefore, the company estimates full-year 2017 net sales growth of 2% to 3%, including a net benefit from acquisitions of about 0.5 points and unfavorable foreign currency exchange rates of about 0.25 points.

“The review of our cost structure, as well as the marketing mix of investments that will drive growth, is progressing,” Buck continued. “As mentioned earlier, fourth quarter implementation of certain efficiency initiatives related to this review enabled us to exceed our profitability targets and generate full-year adjusted operating profit margin of 20.4%, a 40 basis point increase versus last year. We will discuss these initiatives and the related ‘Margin for Growth’ program in detail on March 1, 2017. We anticipate this will be a multiyear program designed to improve overall operating profit margin through supply chain optimization, a streamlined operating model and reduced administrative expenses, with savings primarily achieved in 2018 and 2019. For 2017, savings from these efficiency initiatives and the related ‘Margin for Growth’ program, which are included in our 2017 outlook, are modest due to the work that started in the fourth quarter of 2016. We have other productivity and cost savings initiatives in place and do not expect input cost inflation; therefore, the company expects adjusted gross margin to increase slightly in 2017. Our brands continue to respond positively to marketplace investments and we plan to continue with this approach. Specifically, we’re making additional investments this year in advertising and marketing, technology and IT capabilities and analytic approaches that we believe will be an enabler of predictable and profitable growth.”

In 2017, the company anticipates its effective tax rate to be between 28.5% and 29.0%. This reflects a forecasted 0.75 point benefit from adopting Accounting Standards Update (ASU) 2016-09 for the accounting of employee share-based payments, which was recently issued by the Financial Accounting Standards Board. As a result, the company anticipates 2017 adjusted earnings per share-diluted to increase 7% to 9% and be in the $4.72 to $4.81 range, including the aforementioned benefit from the adoption of ASU 2016-09 of about $0.05 per share-diluted.

Business Segment Results
The following are comments about segment performance for the fourth quarter of 2016 versus the year ago period. See the attached schedule of supplementary information for additional information on segment net sales and profit.
North America (U.S. and Canada)
Hershey’s North America net sales were $1,690.1 million in the fourth quarter of 2016, an increase of 3.8% versus the same period last year. Volume was a 4.1 point contribution to sales growth and, as anticipated, net price realization was a 1.3 point headwind due to planned higher levels of direct trade supporting increased in-store merchandising and display activity. The barkTHINS brand acquisition was a 1.0 point benefit in the fourth quarter of 2016.

Total Hershey U.S. retail takeaway1 for the 12 weeks and year ended December 31, 2016, in the expanded all outlet combined plus convenience store channels (xAOC+C-store) increased 2.2% and 1.0%, respectively. For the full year ended December 31, 2016, total Hershey U.S. market share1 increased 0.1 points. For the year ended December 31, 2016, Hershey’s U.S. CMG market share was an industry leading 31.2%, about the same as last year, due to an acceleration of retail takeaway in the fourth quarter that resulted in a 0.4 point CMG market share gain.

North America segment income increased 1.8% to $521.9 million in the fourth quarter of 2016, compared to $512.9 million in the fourth quarter of 2015. The increase in segment income was driven by an increase in gross profit of about 2.2%, partially offset by higher advertising, marketing and selling expense.
1Includes candy, mint, gum, salty snacks, snack bars, meat snacks and grocery items. Sales of barkTHINS products are included in the company’s 2016 total marketplace results.

International and Other
Fourth-quarter net sales for Hershey’s International and Other segment declined 0.5% to $280.1 million. Net price realization was a 2.8 point benefit and volume was about the same as the year ago period. Excluding the 3.2 point impact of unfavorable foreign exchange rates net sales increased 2.7%. Constant currency net sales growth in Mexico, Brazil and India was solid. China net sales were slightly below our forecast due to challenges in modern trade that persist given the current macroeconomic environment. In the fourth quarter of 2016, China chocolate category retail sales declined about 4%, the same rate as the second and third quarter declines. International and Other segment loss of $16.7 million compares to a segment loss of $18.3 million in the fourth quarter of 2015.

Unallocated Corporate Expense
Hershey's unallocated adjusted corporate expense in the fourth quarter of 2016 was $126.8 million, an increase of $12.6 million versus last year. Savings from the previously mentioned productivity and cost savings initiatives were more than offset by higher employee-related costs and other corporate expenses.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on fourth-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment activities, goodwill and other intangible asset impairment charges, acquisition integration costs, settlement of the SGM liability, the gain realized on the sale of a trademark, costs associated with the early extinguishment of debt, NSRPE and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
In thousands except per share data	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Reported gross profit	$742,269	$877,718	$3,157,891	$3,382,675
Derivative mark-to-market losses (gains)	132,387	(23,358)	163,238	—
Business realignment activities	158	3,596	58,106	8,801
Acquisition integration costs	—	965	—	7,308
NSRPE	2,821	629	11,953	2,516
Non-GAAP gross profit	$877,635	$859,550	$3,391,188	$3,401,300

Reported operating profit	$229,488	$366,436	$1,205,783	$1,037,759
Derivative mark-to-market losses (gains)	132,387	(23,358)	163,238	—
Business realignment activities	3,084	19,548	107,571	120,975
Acquisition integration costs	2,753	6,646	6,480	20,899
NSRPE	6,491	11,103	27,157	18,079
Goodwill and other intangible asset impairment charges	4,204	—	4,204	280,802
Non-GAAP operating profit	$378,407	$380,375	$1,514,433	$1,478,514

Reported provision for income taxes	$81,766	$92,010	$379,437	$388,896
Derivative mark-to-market losses (gains)*	8,806	(8,853)	20,500	—
Business realignment activities*	2,729	5,645	19,138	41,648
Acquisition integration costs*	1,043	5,313	2,456	8,264
NSRPE*	2,383	4,240	10,283	6,955
Goodwill and other intangible asset impairment charges*	1,157	—	1,157	—
Loss on early extinguishment of debt*	—	—	—	10,736
Gain on sale of trademark*	—	—	—	(3,652)
Non-GAAP provision for income taxes	$97,884	$98,355	$432,971	$452,847

Reported net income	$116,853	$227,889	$720,044	$512,951
Derivative mark-to-market losses (gains)	123,581	(14,505)	142,738	—
Business realignment activities	360	13,903	88,433	79,327
Acquisition integration costs	1,710	2,894	4,024	14,196
NSRPE	4,108	6,863	16,874	11,124
Settlement of SGM liability	—	—	(26,650)	—
Goodwill and other intangible asset impairment charges	3,047	—	3,047	280,802
Loss on early extinguishment of debt	—	—	—	17,591
Gain on sale of trademark	—	—	—	(6,298)
Non-GAAP net income	$249,659	$237,044	$948,510	$909,693

Reported EPS - Diluted	$0.55	$1.04	$3.34	$2.32
Derivative mark-to-market losses (gains)	0.57	(0.06)	0.66	—
Business realignment activities	0.01	0.06	0.42	0.36
Acquisition integration costs	0.01	0.01	0.02	0.05
NSRPE	0.02	0.03	0.08	0.05
Settlement of SGM liability	—	—	(0.12)	—
Goodwill and other intangible asset impairment charges	0.01	—	0.01	1.28
Loss on early extinguishment of debt	—	—	—	0.09
Gain on sale of trademark	—	—	—	(0.03)
Non-GAAP EPS - Diluted	$1.17	$1.08	$4.41	$4.12
* The tax impact is determined by multiplying each pre-tax reconciling adjustment by the applicable statutory income tax rates, taking into consideration the impact of valuation allowances, as applicable.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
As reported gross margin	37.7%	46.0%	42.4%	45.8%
Non-GAAP gross margin (1)	44.5%	45.0%	45.6%	46.0%

As reported operating profit margin	11.6%	19.2%	16.2%	14.0%
Non-GAAP operating profit margin (2)	19.2%	19.9%	20.4%	20.0%

As reported effective tax rate	41.2%	28.8%	34.5%	43.1%
Non-GAAP effective tax rate (3)	28.2%	29.3%	31.3%	33.2%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported and constant currency growth rates is provided below:

	Three Months Ended December 31, 2016
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	3.3%	(0.1)%	3.4%
Total North America segment	3.8%	—%	3.8%

International and Other segment
Mexico	50.8%	20.7%	30.1%
Brazil	(10.0)%	(16.2)%	6.2%
India	25.7%	(2.7)%	28.4%
Greater China	(16.6)%	(4.8)%	(11.8)%
Total International and Other segment	(0.5)%	(3.2)%	2.7%

Total Company	3.2%	(0.5)%	3.7%
We also present the percentage change in projected 2017 net sales on a constant currency basis.  To determine this, projected 2017 net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's average monthly exchange rates in effect during the corresponding period of the prior fiscal year, and are compared to the 2016 results translated into U.S. dollars using the same 2016 average monthly exchange rates.

Below is a reconciliation of projected 2017 and full-year 2016 and 2015 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2017 (Projected)	2016	2015
Reported EPS – Diluted	$4.54 - $4.65	$3.34	$2.32
Derivative mark-to-market losses	—	0.66	—
Business realignment costs	0.10 - 0.12	0.42	0.36
Acquisition and integration costs	—	0.02	0.05
Non-service related pension expense	0.06	0.08	0.05
Settlement of SGM liability	—	(0.12)	—
Goodwill and other intangible asset impairment charges	—	0.01	1.28
Loss on early extinguishment of debt	—	—	0.09
Gain on sale of trademark	—	—	(0.03)
Adjusted EPS – Diluted	$4.72 - $4.81	$4.41	$4.12
Our 2017 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expenses in our segment results until the related inventory is sold, under our revised accounting policy for commodity derivatives.

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
Mark-to-Market Losses (Gains) on Commodity Derivatives: Commensurate with our discontinuance of hedge accounting treatment for commodity derivatives, we are adjusting the mark-to-market losses (gains) on such commodity derivatives, until such time as the related inventory is sold. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that reflects the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the second quarter of 2016, we commenced a program to optimize our production and supply chain network, which will result in select facility consolidations. The program encompasses the continued transition of our China chocolate and SGM operations into a united Golden Hershey platform, including the integration of the China sales force, which began in the first quarter, as well as the consolidation of production within certain facilities in China and North America. Business realignment costs incurred in the three- and twelve-month periods of 2016 relate primarily to non-cash accelerated depreciation expense, severance expense, and other third-party advisory costs relating to this program, in addition to pension settlement charges driven by individuals who departed under the 2015 productivity initiative receiving lump-sum pension distributions. Business realignment costs incurred in the three- and twelve-month periods of 2015 primarily represent employee severance and related separation benefits as well as incremental third-party costs related to the design and implementation of the new organizational structure, comprising the 2015 productivity initiative.

Acquisition Integration Costs: We have incurred costs related to the integration of the 2016 acquisition of Ripple Brand Collective, LLC as we incorporate this business into our operating practices and information systems. During 2015, we incurred costs related to the 2014 acquisitions of SGM and Allan Candy Company and the 2015 acquisition of Krave Pure Foods, Inc.

Non-Service Related Pension Expense: Non-service related pension expense (NSRPE) includes interest costs, the expected return on pension plan assets, the amortization of actuarial gains and losses, and certain curtailment and settlement losses or credits. The NSRPE can fluctuate from year-to-year as a result of changes in market interest rates and market returns on pension plan assets. We believe that the service cost component of our total pension benefit costs closely reflects the operating costs of our business and provides for a better comparison of our operating results from year-to-year. Therefore, we exclude the NSRPE from our internal performance measures. Our most significant defined benefit pension plans were closed to most new participants in 2007, resulting in ongoing service costs that are stable and predictable.

Settlement of SGM Liability: In the fourth quarter of 2015, we reached an agreement with the SGM selling shareholders to reduce the originally-agreed purchase price for the remaining 20% of SGM, and we completed the purchase on February 3, 2016. In the first quarter of 2016, we recorded a $26.7 million gain relating to the settlement of the SGM liability, representing the net carrying amount of the recorded liability in excess of the cash paid to settle the obligation for the remaining 20% of the outstanding shares.

Goodwill and Other Intangible Asset Impairment: In 2016, we recorded a non-cash trademark impairment charge primarily resulting from plans to discontinue a brand sold in India. In 2015, we recorded a non-cash impairment charge representing a write-down of all of the goodwill related to the SGM reporting unit. In the third quarter of 2015, we finalized the assessment of the goodwill generated by the SGM acquisition, resulting in additional goodwill impairment charges.

Loss on Early Extinguishment of Debt:  During the third quarter of 2015, we recorded a loss on the early extinguishment of debt relating to a cash tender offer.

Gain on Sale of Trademark: During the first quarter of 2015, we recorded a gain related to the sale of a non-core trademark.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2015. All information in this press release is as of February 3, 2017. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended December 31, 2016 and December 31, 2015
(unaudited) (in thousands except per share amounts)

			Fourth Quarter (1)		Twelve Months
			2016	2015	2016	2015

Net sales			$1,970,244	$1,909,222	$7,440,181	$7,386,626
Cost of sales			1,227,975	1,031,504	4,282,290	4,003,951
Gross profit			742,269	877,718	3,157,891	3,382,675

Selling, marketing and administrative expense			506,619	499,448	1,915,378	1,969,308
Goodwill and other intangible asset impairment charges			4,204	—	4,204	280,802
Business realignment costs			1,958	11,834	32,526	94,806

Operating profit			229,488	366,436	1,205,783	1,037,759
Interest expense, net			23,413	20,726	90,143	105,773
Other (income) expense, net			7,456	25,811	16,159	30,139

Income before income taxes			198,619	319,899	1,099,481	901,847
Provision for income taxes			81,766	92,010	379,437	388,896

Net income			$116,853	$227,889	$720,044	$512,951

Net income per share	- Basic	- Common	$0.56	$1.08	$3.45	$2.40
	- Diluted	- Common	$0.55	$1.04	$3.34	$2.32
	- Basic	- Class B	$0.51	$0.98	$3.15	$2.19

Shares outstanding	- Basic	- Common	152,235	156,617	153,519	158,471
	- Diluted	- Common	213,934	218,542	215,304	220,651
	- Basic	- Class B	60,620	60,620	60,620	60,620

Key margins:
Gross margin			37.7%	46.0%	42.4%	45.8%
Operating profit margin			11.6%	19.2%	16.2%	14.0%
Net margin			5.9%	11.9%	9.7%	6.9%

(1) Results for the fourth quarter of 2015 are recast from the information reported in the Company's earnings release for the fourth quarter of 2015 to reclassify gains resulting from the change in fair value of the Company's cocoa commodity derivatives. As noted in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, hedge accounting treatment for cocoa commodity derivatives was disallowed for the third and fourth quarters of 2015; therefore the impact of changes in the fair value of the cocoa commodity futures outstanding during these periods should have been recorded within cost of sales as incurred, instead of deferred within Accumulated Other Comprehensive Income (AOCI). Such gains totaled $23,358 for the fourth quarter of 2015, which essentially offset the impact of losses in the third quarter of 2015. The updated results herein reflect the impact of reclassifying these gains that had been deferred within AOCI to cost of sales.

The Hershey Company
Supplementary Information – Segment Results
for the periods ended December 31, 2016 and December 31, 2015
(unaudited) (in thousands of dollars)

	Fourth Quarter			Twelve Months
	2016	2015	% Change	2016	2015	% Change
Net sales:
North America	$1,690,148	$1,627,720	3.8%	$6,532,988	$6,468,158	1.0%
International and Other	280,096	281,502	(0.5)%	907,193	918,468	(1.2)%
Total	$1,970,244	$1,909,222	3.2%	$7,440,181	$7,386,626	0.7%

Segment income (loss):
North America	$521,936	$512,914	1.8%	$2,040,995	$2,073,967	(1.6)%
International and Other	(16,728)	(18,314)	NM	(29,139)	(98,067)	NM
Total segment income	505,208	494,600	2.1%	2,011,856	1,975,900	1.8%
Unallocated corporate expense (1)	126,801	114,226	11.0%	497,423	497,386	—%
Mark-to-market adjustment for commodity derivatives (2)	132,387	(23,358)	NM	163,238	—	NM
Goodwill and other intangible asset impairment charges	4,204	—	NM	4,204	280,802	(98.5)%
Costs associated with business realignment initiatives	3,084	19,547	(84.2)%	107,571	120,975	(11.1)%
Non-service related pension	6,491	11,103	(41.5)%	27,157	18,079	50.2%
Acquisition integration costs	2,753	6,646	(58.6)%	6,480	20,899	(69.0)%
Operating profit	229,488	366,436	(37.4)%	1,205,783	1,037,759	16.2%
Interest expense, net	23,413	20,726	13.0%	90,143	105,773	(14.8)%
Other expense, net	7,456	25,811	NM	16,159	30,139	NM
Income before income taxes	$198,619	$319,899	(37.9)%	$1,099,481	$901,847	21.9%

 (1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Includes gains and losses on commodity derivative instruments which have been excluded from segment income until the related inventory is sold.
NM - not meaningful

	Fourth Quarter		Twelve Months
	2016	2015	2016	2015
Segment income as a percent of net sales:
North America	30.9%	31.5%	31.2%	32.1%
International and Other	(6.0)%	(6.5)%	(3.2)%	(10.7)%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2016 and December 31, 2015
(in thousands of dollars)

Assets	2016	2015
	(unaudited)
Cash and cash equivalents	$296,967	$346,529
Accounts receivable - trade, net	581,381	599,073
Inventories	745,678	750,970
Prepaid expenses and other	192,752	152,026

Total current assets	1,816,778	1,848,598

Property, plant and equipment, net	2,177,248	2,240,460
Goodwill	812,344	684,252
Other intangibles	492,737	379,305
Other assets	168,365	155,366
Deferred income taxes	56,861	36,390

Total assets	$5,524,333	$5,344,371

Liabilities and Stockholders' Equity

Accounts payable	$522,536	$474,266
Accrued liabilities	750,986	856,967
Accrued income taxes	3,207	23,243
Short-term debt	632,471	363,513
Current portion of long-term debt	243	499,923

Total current liabilities	1,909,443	2,217,912

Long-term debt	2,347,455	1,557,091
Other long-term liabilities	400,161	468,718
Deferred income taxes	39,587	53,188

Total liabilities	4,696,646	4,296,909

Total stockholders' equity	827,687	1,047,462

Total liabilities and stockholders' equity	$5,524,333	$5,344,371